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EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in Registration Statement No. 333-151194 on Form F-3 of our reports dated May 15, 2012 relating to the consolidated financial statements of National Bank of Greece S.A. and subsidiaries (the "Group") (which includes explanatory paragraphs relating to (a) the translation of Euro amounts into U.S. dollar amounts for the convenience of the readers in the United States in accordance with Note 2, (b) the disclosures made in Note 3 to the consolidated financial statements, which refer to the going concern uncertainties derived from the impact of the impairment losses resulting from the Greek sovereign debt restructuring on the Bank's and Group's regulatory and accounting capital and the planned actions to restore the capital adequacy of the Group, (c) the restatement of the 2010 and 2009 financial statements as described in Note 43), and the effectiveness of the Group's internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2011.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
May 15, 2012

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  EXHIBIT 15.1